As filed with the U.S. Securities and Exchange Commission on May 27, 2025

Registration No. 333-209410

Registration No. 333-214064

Registration No. 333-216885

Registration No. 333-223319

Registration No. 333-225543

Registration No. 333-228786

Registration No. 333-241697

Registration No. 333-266639

Registration No. 333-279980

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BeOne Medicines Ltd.

(Exact name of registrant as specified in its charter)

Switzerland	98-1209416
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o BeOne Medicines I GmbH

Aeschengraben 27

21st Floor

4051 Basel, Switzerland

Telephone: +41 61 685 19 00

(Address, including zip code, of Principal Executive Offices)

2011 Option Plan

Fourth Amended and Restated 2016 Share Option and Incentive Plan

Fifth Amended and Restated 2018 Employee Share Purchase Plan

Non-Plan Share Options

(Full titles of the plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

(Name and address of agent for service)

(800) 221-0102

(Telephone number, including area code, of agent for service)

Copies to:

Chan Lee

Senior Vice President, General Counsel

c/o BeOne Medicines USA, Inc.

55 Cambridge Parkway

Suite 700W

Cambridge, MA 02142

(781) 801-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statements (as defined below) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by BeOne Medicines Ltd., a corporation organized under the laws of Switzerland (the “Company”), as the successor to BeiGene, Ltd., an exempted company incorporated in the Cayman Islands with limited liability. Effective May 27, 2025, BeiGene, Ltd. changed its jurisdiction of incorporation from the Cayman Islands to Switzerland through a transaction known as a continuation under Section 206 of the Companies Act (as amended) of the Cayman Islands and Article 161 of the Swiss Federal Act on Private International Law (the “Continuation”) and changed its legal English name from BeiGene, Ltd. to BeOne Medicines Ltd. Except as modified by this Amendment, this Post-Effective Amendment No. 1 pertains to the adoption by the Company of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-209410; (ii) Registration No. 333-214064; (iii) Registration No. 333-216885; (iv) Registration No. 333-223319; (v) Registration No. 333-225543; (vi) Registration No. 333-228786; (vii) Registration No. 333-241697; (viii) Registration No. 333-266639; and (ix) Registration No. 333-279980. The Company hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment No. 1 does not reflect any increase in the number of the Company’s ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), issuable pursuant to the plans listed on the cover page hereof above the numbers previously approved and disclosed.

For the purposes of this Amendment and the Registration Statement, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Continuation, BeiGene, Ltd. and, as of any time after the Continuation, BeOne Medicines Ltd. The information contained in this Amendment sets forth additional information to reflect the Continuation. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Continuation did not reflect the change in the Company’s name, jurisdiction of incorporation or capital structure.

The Continuation was effected in the manner described in BeiGene, Ltd.’s registration statement on Form S-4 (the “Form S-4”), which was initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 7, 2024 (File No. 333-281324) and declared effective on March 10, 2025. The Continuation became effective on May 27, 2025 upon the Company’s registration with the Commercial Register of the Canton of Basel-Stadt, Switzerland. Thereafter, the Company became subject to Swiss law, our Swiss Articles of Association and the organizational regulations (analogous to bylaws under Delaware law). The Company was deregistered in the Cayman Islands on May 27, 2025.

The Continuation did not interrupt the corporate existence or operations of the Company or the listing of the American Depositary Shares (“ADSs”) of the Company on the Nasdaq Global Select Market (“Nasdaq”), each representing 13 Ordinary Shares, the listing of the Ordinary Shares on The Stock Exchange of Hong Kong Limited (the “HKEx”), and the listing of the Ordinary Shares traded in Renminbi (the “RMB Shares”) on the Science and Technology Innovation Board of the Shanghai Stock Exchange (“STAR Market”). Each outstanding Ordinary Share of BeiGene, Ltd. at the time of the effectiveness of the Continuation became an outstanding Ordinary Share of BeOne Medicines Ltd. Following the completion of the Continuation, the ADSs, each representing 13 Ordinary Shares, continue to be listed and traded on Nasdaq under the trading symbol “ONC.” The Ordinary Shares continue to be listed and traded on the HKEx under the stock code of “06160,” and the RMB Shares continue to be listed and traded on the STAR Market under the stock code of “688235.”

In connection with the Continuation, the Company amended and restated the Third Amended and Restated 2016 Share Option and Incentive Plan, as amended, and the Fourth Amended and Restated 2018 Employee Share Purchase Plan, as amended, to formally adopt each plan as its own and to reflect to the completion of Continuation. The Fourth Amended and Restated 2016 Plan and the Fifth Amended and Restated 2018 Employee Share Purchase Plan are filed as exhibits to this Amendment and are hereby incorporated by reference into this Amendment.

The Continuation changed the governing law that applies to the shareholders of the Company from Cayman law to Swiss law, each of which is described in BeiGene, Ltd.’s final prospectus relating to the Continuation, which was filed with the Commission pursuant to Rule 424(b)(3) on March 10, 2025 (the “Final Prospectus”). The Final Prospectus is part of the Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information specified in Item 1 and Item 2 of Part I of the registration statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the instructions to the registration statement on Form S-8. The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRANT’S PROSPECTUS

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, pursuant to the Securities Act and the Exchange Act, as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, the Registration Statements:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Commission on February 27, 2025, including a subsequent amendment thereto on Form 10-K/A, as filed with the Commission on February 28, 2025;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2025, filed with the Commission on May 7, 2025;

(c)	the Company’s Current Reports on Form 8-K, as filed with the Commission on February 27, 2025, April 28, 2025, April 29, 2025, May 7, 2025, May 13, 2025 and May 21, 2025;

(d)	the Company’s Current Report on Form 8-K12G3, as filed with the Commission on May 27, 2025;

(e)	the Company’s Definitive Proxy Statement on Schedule 14A for the Annual General Meeting of Shareholders on May 21, 2025 and as filed with the Commission on April 7, 2025; and

(f)	the description of the Company’s share capital, included in the Final Prospectus, as filed with the Commission on March 10, 2025, under the captions “PROPOSAL NO. 1: APPROVAL OF THE CONTINUATION — Description of Swiss Share Capital” and “PROPOSAL NO. 1: APPROVAL OF THE CONTINUATION — Description of Our American Depositary Shares” therein, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents. The Company is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any its Current Reports on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment to the Registration Statements.

Item 4. Description of Securities.

See the description of the Company’s share capital included in the Final Prospectus under the captions “PROPOSAL NO. 1: APPROVAL OF THE CONTINUATION — Description of Swiss Share Capital” and “PROPOSAL NO. 1: APPROVAL OF THE CONTINUATION — Description of Our American Depositary Shares” therein.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company believes, based on the interpretation of leading Swiss legal scholars, that under Swiss law, the Company may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. The Articles of Association of the Company make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of the Company to the fullest extent allowed by law. Under the Articles of Association of the Company, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the Company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. The Company may obtain such insurance from one or more third-party insurers or captive insurance companies. The Company has entered into indemnification agreements with each of its directors and executive officers, upon the completion of the Continuation, that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that the Company will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he was acting in the best interest of the Company and, in addition, with respect to any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification.

The disinterested members of the Board of Directors or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the Board of Directors or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and the Company has the burden of proof in seeking to overcome such presumption. If the Board of Directors or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his right to indemnification under such agreement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a) The following exhibits are filed herewith or incorporated herein by reference unless otherwise indicated:

Exhibit No.		Exhibit Description	Filed/ Furnished Herewith	Previously Filed	Incorporated by Reference Herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
3.1		Articles of Association of the Registrant, as currently in effect			8-K (Exhibit 3.1)	5/27/2025	001-37686

3.2		Organizational Regulations of the Registrant, as currently in effect			8-K (Exhibit 3.2)	5/27/2025	001-37686

4.1	.1	Amended and Restated Deposit Agreement, dated May 27, 2025, by and among the Registrant, Citibank, N.A. and holders of the American Depositary Receipts			8-K (Exhibit 4.1.1)	5/27/2025	001-37686

	.2	Form of American Deposit Receipt under the Amended and Restated Deposit Agreement (included in Exhibit 4.1.1)			8-K (Exhibit 4.1.2)	5/27/2025	001-37686

Exhibit No.		Exhibit Description	Filed/ Furnished Herewith	Previously Filed	Incorporated by Reference Herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
	.3	Amended and Restated Restricted ADS Letter Agreement, dated May 27, 2025, by and between the Registrant and Citibank, N.A.			8-K (Exhibit 4.1.3)	5/27/2025	001-37686

	.4	Amended and Restated Letter Agreement, dated May 27, 2025, by and between the Registrant and Citibank, N.A.			8-K (Exhibit 4.1.4)	5/27/2025	001-37686

	.5	Amended and Restated Supplemental Letter Agreement, dated May 27, 2025, by and between the Registrant and Citibank, N.A.			8-K (Exhibit 4.1.5)	5/27/2025	001-37686

4.2.	.1	Registration Rights Agreement, dated as of November 16, 2016, by and among the Registrant and the investors named therein			8-K (Exhibit 4.1)	11/17/2016	001-37686

	.2	Amendment No. 1 to Registration Rights Agreement, dated December 1, 2020, between the Company and the Investors			8-K (Exhibit 10.1)	12/2/2020	001-37686

	.3	Amendment No. 2 to Registration Rights Agreement, dated May 3, 2023, between the Company and the Investors			10-Q (Exhibit 10.3)	5/4/2023	001-37686

5.1		Opinion of Homburger AG	X

23.1		Consent of Ernst & Young LLP	X

23.2		Consent of Homburger AG (included in Exhibit 5.1)	X

24.1		Power of Attorney (included on signature page)	X

Exhibit No.		Exhibit Description	Filed/ Furnished Herewith	Previously Filed	Incorporated by Reference Herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
99.1		2011 Option Plan, as amended and form of option agreement thereunder	X

99.2	.1	Fourth Amended and Restated 2016 Share Option and Incentive Plan	X

	.2#	Form of Global Performance Share Unit Award Agreement for Employees under the Fourth Amended and Restated 2016 Share Option and Incentive Plan	X

	.3	Form of Global Restricted Share Unit Award Agreement for Non-Employee Directors under the Fourth Amended and Restated 2016 Share Option and Incentive Plan	X

	.4	Form of Global Restricted Share Unit Award Agreement for Employees under the Fourth Amended and Restated 2016 Share Option and Incentive Plan	X

	.5	Form of Global Restricted Share Unit Award Agreement for Consultants under the Fourth Amended and Restated 2016 Share Option and Incentive Plan	X

	.6	Form of Global Non-Qualified Share Option Agreement for Employees under the Fourth Amended and Restated 2016 Share Option and Incentive Plan	X

Exhibit No.		Exhibit Description	Filed/ Furnished Herewith	Previously Filed	Incorporated by Reference Herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
	.7	Form of Global Non-Qualified Share Option Agreement for Non-Employee Directors under the Third Amended and Restated 2016 Share Option and Incentive Plan			10-Q (Exhibit 10.9)	8/2/2023	001-37686

	.8	Form of Global Non-Qualified Share Option Agreement for Non-Employee Consultants under the Fourth Amended and Restated 2016 Share Option and Incentive Plan	X

99.3		Fifth Amended and Restated 2018 Employee Share Purchase Plan	X

# Certain portions of the exhibit have been omitted by means of redacting a portion of the text and replacing it with “[*],” because they are both (i) not material and (ii) the type of information that the Registrant treats as private or confidential.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) of Item 512 of Regulation S-K do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Basel, Switzerland, on May 27, 2025.

BEONE MEDICINES LTD.

Date: May 27, 2025	By:	/s/ John V. Oyler
John V. Oyler
Chief Executive Officer and Chairman
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of BeOne Medicines Ltd., hereby severally constitute and appoint John V. Oyler, Aaron Rosenberg and Chan Lee, each acting together or alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Post-Effective Amendment No. 1 to the Registration Statements (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John V. Oyler	Chief Executive Officer and Chairman	May 27, 2025
John V. Oyler	(Principal Executive Officer)

/s/ Aaron Rosenberg	Chief Financial Officer	May 27, 2025
Aaron Rosenberg	(Principal Financial Officer)

/s/ Titus Ball	Chief Accounting Officer	May 27, 2025
Titus Ball	(Principal Accounting Officer)

/s/ Olivier Brandicourt	Director	May 27, 2025
Olivier Brandicourt

/s/ Margaret Dugan	Director	May 27, 2025
Margaret Dugan

/s/ Michael Goller	Director	May 27, 2025
Michael Goller

/s/ Anthony C. Hooper	Director	May 27, 2025
Anthony C. Hooper

/s/ Ranjeev Krishana	Director	May 27, 2025
Ranjeev Krishana

Signature	Title	Date

/s/ Alessandro Riva	Director	May 27, 2025
Alessandro Riva

/s/ Corazon (Corsee) D. Sanders	Director	May 27, 2025
Corazon (Corsee) D. Sanders

/s/ Xiaodong Wang	Director	May 27, 2025
Xiaodong Wang

/s/ Qingqing Yi	Director	May 27, 2025
Qingqing Yi

/s/ Shalini Sharp	Director	May 27, 2025
Shalini Sharp

BeOne Medicines USA, Inc.

By:	/s/ Chan Lee
	Name:	Chan Lee	Authorized representative in the United States	May 27, 2025
	Title:	Senior Vice President, General Counsel